Form N-18F-1


          SECURITIES AND EXCHANGE COMMISSION

                Washington, D.C.  20549




NOTIFICATION OF ELECTION PURSUANT TO RULE 18F-1 UNDER
      THE INVESTMENT COMPANY ACT OF 1940.








              Light Revolution Fund, Inc.
               Exact Name of Registrant

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               NOTIFICATION OF ELECTION

     The  undersigned  registered  open-end  investment
company  hereby  notifies the Securities  and  Exchange
Commission that it elects to commit itself  to  pay  in
cash  all  redemptions by a shareholder  of  record  as
provided by Rule 18f-1 under the Investment Company Act
of  1940.   It  is  understood that  this  election  is
irrevocable  while  such Rule is in effect  unless  the
Commission  by  order  upon  application  permits   the
withdrawal of this Notification of Election.

                       SIGNATURE

     Pursuant  to the requirements of Rule 18f-1  under
the  Investment Company Act of 1940, the Registrant has
caused  this  notification  of  election  to  be   duly
executed on its behalf in the City of Tacoma and the State of Washington on the 14 day of June, 1999.




                                LIGHT REVOLUTION FUND, INC.



                                By:  /s/Henry Hewitt
                                    ----------------
                                     Henry Hewitt
                                     President


Attest:  /s/Charles M. O'Herin
         ---------------------
         Charles M. O'Herin
         Vice President, Treasurer and
         Secretary